Exhibit 99.1

Contacts:
Investor Relations    Media Relations
Greg Ketron    Sue Bishop
(203) 585-6291    (203) 585-2802

For Immediate Release: January 19, 2018
Synchrony Financial Reports Fourth Quarter Net Earnings of $385 Million or $0.49 Per Diluted Share Including Impact from Tax Cuts and Jobs Act; $545 Million or $0.70 Excluding Impact
STAMFORD, Conn. – Synchrony Financial (NYSE: SYF) today announced fourth quarter 2017 net earnings of $385 million, or $0.49 per diluted share including the impact from the Tax Cuts and Jobs Act (“Tax Act”) of 2017, and $545 million, or $0.70 per diluted share excluding $160 million of additional tax expense related to the impact from the Tax Act. Highlights for the quarter included:

•	Net interest income increased 8% from the fourth quarter of 2016 to $3.9 billion

•	Loan receivables grew $6 billion, or 7%, from the fourth quarter of 2016 to $82 billion

•	Purchase volume increased 3% from the fourth quarter of 2016 to $37 billion

•	Deposits grew over $4 billion, or 9%, from the fourth quarter of 2016 to $56 billion

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Announced agreement to significantly expand strategic consumer credit relationship with PayPal, acquiring PayPal’s U.S. consumer credit receivables portfolio and becoming the exclusive issuer of the PayPal Credit online consumer financing program; expected to close in the third quarter of 2018

•	Renewed relationships: Men’s Wearhouse, Home Furnishings Association, Husqvarna Viking, Sweetwater, Bosley, and Sono Bello

•	Quarterly common stock dividend payment of $0.15 per share and repurchased $430 million of Synchrony Financial common stock

•	The Tax Act resulted in $160 million of additional tax expense primarily due to the Tax Act’s reduction in the corporate tax rate that resulted in a remeasurement of our net deferred tax asset

“Substantial progress was made on our strategic priorities not only in the fourth quarter, but throughout 2017. Our business continues to deliver organic growth, leveraging innovative marketing, promotions, and value propositions. We are making investments in our robust data, analytics and digital capabilities, further enhancing the experience of our partners and cardholders. And we are supporting our business with continued growth in our direct deposit platform. We accomplished all of this while maintaining a strong balance sheet and returning capital to shareholders through growth and the execution of our capital plan,” said Margaret Keane, President and Chief Executive Officer of Synchrony Financial. “Synchrony Financial continues to be well positioned for long-term growth and we look forward to driving further value for our partners, cardholders, and shareholders in 2018.”

Business and Financial Highlights for the Fourth Quarter of 2017
All comparisons below are for the fourth quarter of 2017 compared to the fourth quarter of 2016, unless otherwise noted.
Earnings

•	Net interest income increased $288 million, or 8%, to $3.9 billion, primarily driven by strong loan receivables growth. Net interest income after retailer share arrangements increased 11%.

•	Provision for loan losses increased $278 million to $1.4 billion primarily driven by credit normalization.

•	Other income was down $23 million to $62 million, primarily due to higher loyalty program expense, partially offset by higher interchange revenue.

•	Other expense increased $52 million, or 6%, to $970 million, primarily driven by growth and marketing.

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Net earnings totaled $385 million including the impact from the Tax Act that resulted in $160 million of additional tax expense primarily due to the Tax Act’s reduction in the corporate tax rate that resulted in a remeasurement of our net deferred tax asset; excluding this impact of the Tax Act, net earnings totaled $545 million compared to $576 million in the fourth quarter of 2016.

Balance Sheet

•	Period-end loan receivables growth remained strong at 7%, primarily driven by purchase volume growth of 3% and average active account growth of 4%.

•	Deposits grew to $56 billion, up $4 billion, or 9%, and comprised 73% of funding compared to 72% last year.

•	The Company’s balance sheet remained strong with total liquidity (liquid assets and undrawn credit facilities) of $21 billion, or 22% of total assets.

•	The estimated Common Equity Tier 1 ratio under Basel III subject to transition provisions was 16.0% and the estimated fully phased-in Common Equity Tier 1 ratio under Basel III was 15.8%.
Key Financial Metrics

•	Return on assets was 1.6% and return on equity was 10.5%, including the impact from the Tax Act; excluding the impact of the Tax Act, return on assets was 2.3% and return on equity was 14.9%.

•	Net interest margin was 16.24% compared to 16.26% in the fourth quarter of 2016.

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Efficiency ratio was 30.3%, compared to 31.6% in the fourth quarter of 2016. The efficiency ratio for 2017 was 30.3%, compared to 31.1% in 2016. The improvement in both the fourth quarter and full-year efficiency ratio reflected the strong operating leverage generated by the business.

Credit Quality

•	Loans 30+ days past due as a percentage of total period-end loan receivables were 4.67% compared to 4.32% last year.

•	Net charge-offs as a percentage of total average loan receivables were 5.78% compared to 4.65% last year.

•	The allowance for loan losses as a percentage of total period-end loan receivables was 6.80% compared to 5.69% last year.

Sales Platforms

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Retail Card interest and fees on loans increased 8%, driven primarily by period-end loan receivables growth of 7%. Purchase volume and average active account growth was 3%. Loan receivables growth was broad-based across partner programs.

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Payment Solutions interest and fees on loans increased 10%, driven primarily by period-end loan receivables growth of 8%. Purchase volume growth was 9%, adjusted to exclude the impact from the hhgregg bankruptcy, and average active account growth was 7%. Loan receivables growth was led by home furnishing and automotive.

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CareCredit interest and fees on loans increased 8%, driven primarily by period-end loan receivables growth of 10%. Purchase volume and average active account growth was 8%. Loan receivables growth was led by dental and veterinary.

Corresponding Financial Tables and Information
No representation is made that the information in this news release is complete. Investors are encouraged to review the foregoing summary and discussion of Synchrony Financial's earnings and financial condition in conjunction with the detailed financial tables and information that follow and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed February 23, 2017, and the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2017. The detailed financial tables and other information are also available on the Investor Relations page of the Company’s website at www.investors.synchronyfinancial.com. This information is also furnished in a Current Report on Form 8-K filed with the SEC today.
Conference Call and Webcast Information
On Friday, January 19, 2018, at 8:30 a.m. Eastern Time, Margaret Keane, President and Chief Executive Officer, and Brian Doubles, Executive Vice President and Chief Financial Officer, will host a conference call to review the financial results and outlook for certain business drivers. The conference call can be accessed via an audio webcast through the Investor Relations page on the Synchrony Financial corporate website, www.investors.synchronyfinancial.com, under Events and Presentations. A replay will be available on the website or by dialing (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international), passcode 42017#, and can be accessed beginning approximately two hours after the event through February 2, 2018.
About Synchrony Financial
Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 365,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial offers private label credit cards, Dual Card™ and general purpose co-branded credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial, www.linkedin.com/company/synchrony-financial and twitter.com/SYFNews.
*Source: The Nilson Report (June 2017, Issue # 1112) - based on 2016 data.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “targets,” “outlook,” “estimates,” “will,” “should,” “may” or words of similar meaning, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include global political, economic, business, competitive, market, regulatory and other factors and risks, such as: the impact of macroeconomic conditions and whether industry trends we have identified develop as anticipated; retaining existing partners and attracting new partners, concentration of our revenue in a small number of Retail Card partners, promotion and support of our products by our partners, and financial performance of our partners; cyber-attacks or other security breaches; higher borrowing costs and adverse financial market conditions impacting our funding and liquidity, and any reduction in our credit ratings; our ability to securitize our loans, occurrence of an early amortization of our securitization facilities, loss of the right to service or subservice our securitized loans, and lower payment rates on our securitized loans; our ability to grow our deposits in the future; changes in market interest rates and the impact of any margin compression; effectiveness of our risk management processes and procedures, reliance on models which may be inaccurate or misinterpreted, our ability to manage our credit risk, the sufficiency of our allowance for loan losses and the accuracy of the assumptions or estimates used in preparing our financial statements; our ability to offset increases in our costs in retailer share arrangements; competition in the consumer finance industry; our concentration in the U.S. consumer credit market; our ability to successfully develop and commercialize new or enhanced products and services; our ability to realize the value of strategic investments; reductions in interchange fees; fraudulent activity; failure of third parties to provide various services that are important to our operations; disruptions in the operations of our computer systems and data centers; international risks and compliance and regulatory risks and costs associated with international operations; alleged infringement of intellectual property rights of others and our ability to protect our intellectual property; litigation and regulatory actions; damage to our reputation; our ability to attract, retain and motivate key officers and employees; tax legislation initiatives or challenges to our tax positions and state sales tax rules and regulations; a material indemnification obligation to GE under the tax sharing and separation agreement with GE if we cause the split-off from GE or certain preliminary transactions to fail to qualify for tax-free treatment or in the case of certain significant transfers of our stock following the split-off; regulation, supervision, examination and enforcement of our business by governmental authorities, the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the impact of the Consumer Financial Protection Bureau’s regulation of our business; impact of capital adequacy rules and liquidity requirements; restrictions that limit our ability to pay dividends and repurchase our common stock, and restrictions that limit Synchrony Bank’s ability to pay dividends to us; regulations relating to privacy, information security and data protection; use of third-party vendors and ongoing third-party business relationships; and failure to comply with anti-money laundering and anti-terrorism financing laws.
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this news release and in our public filings, including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed on February 23, 2017. You should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Non-GAAP Measures
The information provided herein includes measures we refer to as “tangible common equity”, certain capital ratios, and certain financial measures that have been adjusted to exclude the effects from the Tax Act, which are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, please see the detailed financial tables and information that follow. For a statement regarding the usefulness of these measures to investors, please see the Company’s Current Report on Form 8-K filed with the SEC today.